CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

LINGO MEDIA INC.

March 31, 2005 and 2004

(Unaudited)

LINGO MEDIA INC.

March 31, 2005 and 2004

(Unaudited)

 Expressed in Canadian dollars)

Contents

Consolidated Interim Balance Sheets

Consolidated Interim Statement of Deficit

Consolidated Statements of Operations

Consolidated Interim Statements of Cash Flows

Notes to Consolidated Interim Financial Statements

LINGO MEDIA INC.

Consolidated Interim Balance Sheets

(Unaudited)

(Expressed in Canadian dollars)

	March 31, 2005	December 31, 2004

ASSETS

Current assets:
Cash	$ 59,157	$ 29,791
Accounts and grants receivable (note 2)	457,918	562,558
Prepaid and sundry assets	106,745	133,833
Inventory	22,000	23,291
	645,820	749,473

Property and equipment, net	51,298	54,491
Development costs, net	464,232	489,325
Acquired publishing content, net	106,006	123,673

	$ 1,267,356	$ 1,416,962

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$ 194,434	$ 252,726
Accrued liabilities	61,225	58,000
Unearned revenue	73,202	-
Bank loan (note 3)	110,000	90,000
Loan payable to related parties (note 4)	117,913	77,762
	556,774	478,488

Shareholders’ equity:
Capital stock (note 4)
Authorized: Unlimited common shares and preferred shares with no par value
Issued: 24,109,773 common shares	3,367,119	3,367,119
Contributed surplus	111,838	74,100
Deficit	(2,768,375)	(2,502,745)
	710,582	938,474

	$ 1,267,356	$ 1,416,962

See accompanying notes to consolidated interim financial statements.

Approved on behalf of the Board:

“Richard Boxer”_________ Director

“Michael Kraft”_________ Director

LINGO MEDIA INC.

Consolidated Interim Statements of Deficit

(Unaudited)

(Expressed in Canadian dollars)

	For the three months ended March 31
	2005	2004

Deficit, beginning of period, as reported	$ (2,502,745)	$ (1,698,526)

Effect of change in accounting policy (note 1(b))	-	(8,842)

Deficit, beginning of the period, as restated	(2,502,745)	(1,707,368)

Net loss for the period	(265,630)	(201,329)

Deficit, end of the period	$ (2,768,375)	$ (1,908,697)

See accompanying notes to consolidated interim financial statements.

LINGO MEDIA INC.

Consolidated Interim Statements of Operations

(Unaudited)

(Expressed in Canadian dollars)

	For the three months ended March 31,
	2005	2004

Revenue	$ 5,474	$ 7,624
Direct costs	2,783	3,396
Margin	2,691	4,228

Expenses
General and administrative	171,739	133,743
Amortization	54,244	64,147
Interest and other financial expenses	(4,600)	-
Stock-based compensation	37,738	7,667
	268,321	205,557

Loss before income taxes and other taxes	(265,630)	(201,329)

Income taxes and other taxes	-	-

Net loss for the period	$ (265,630)	$ (201,329)

Loss per share	$ (0.01)	$ (0.01)

Weighted average number of common shares outstanding	23,992,239	21,547,159

See accompanying notes to consolidated interim financial statements.

LINGO MEDIA INC.

Consolidated Interim Statements of Cash Flows

(Unaudited)

(Expressed in Canadian dollars)

	For the three months ended March 31
	2005	2004

Cash flows provided by (used in):
OPERATIONS:
Net loss for the period	$ (265,630)	$ (201,329)
Items not affecting cash:
Amortization of property and equipment	3,192	2,294
Amortization of development costs	33,838	33,838
Amortization of acquired publishing content	17,667	17,667
Amortization of software development costs	-	10,349
Stock-based compensation	37,738	7,667
Change in non-cash balances related to operations:
Accounts and grants receivable	104,640	83,741
Prepaid and sundry assets	27,089	-
Inventory	1,291	557
Accounts payable	(58,292)	(38,014)
Accrued liabilities	3,225	5,750
Unearned Revenue	73,202	79,038
Cash (used in) provided by operating activities	(22,040)	1,558

FINANCING:
Increase in bank loan	20,000	-
Issuance loans payable to related parties	40,152	-
Issuance of capital stock	-	59,767
Share issue costs	-	(47,689)
Cash provided by financing activities	60,152	12,078

INVESTING:
Development costs	(8,746)	(98,055)
Cash (used in) investing activities	(8,746)	(98,055)

(Decrease) increase in cash	29,366	(84,419)
Cash – beginning of period	29,791	232,502
Cash – end of period	$ 59,157	$ 148,083

See accompanying notes to consolidated interim financial statements.

LINGO MEDIA INC.

Notes to Consolidated Interim Financial Statements

(Unaudited)

(Expressed in Canadian dollars)

March 31, 2005 and 2004

Lingo Media Inc. (the "Company") develops, publishes, distributes and licenses book, audio/video cassettes, CD-based product and supplemental product for English language learning for the educational school and retail bookstore markets in China and educational school market in Canada.

1.

Significant accounting policies:

(a)

Basis of presentation:

The disclosures contained in these unaudited interim consolidated financial statements do not include all the requirements of generally accepted accounting principles (GAAP) for annual financial statements. The unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2004.

The unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring accruals, which are, in the opinion of management, necessary to present fairly the financial position of the Company as of March 31, 2005 and the results of operations and cash flows for the three months ended March 31, 2005 and 2004.

(b)

Change in accounting policy

Effective January 1, 2004, the CICA handbook, Section 3870, "Stock-Based Compensation and Other Stock-Based Payments" was amended to require expense treatment of all stock-based compensation and payments for options granted beginning on or after January 1, 2002. As permitted by this standard, this change in accounting policy has been applied retroactively without restatement of the prior years' financial statements. In 2004, this change resulted in an increase of $8,842 to the opening deficit as at January 1, 2004 and an increase of $8,842 to contributed surplus. As a result of the change in accounting policy the previously recognized deferred stock-based compensation of $3,500 and $50,000 in 2003 and 2002 respectively has been reversed resulting in a decrease in share capital of $53,500 in 2003.

2.

Accounts and grants receivable

Account and grants receivable consist of:

	March 31, 2005	December 31, 2004

Trade Receivables	$ 412,597	$ 463,167
Grant Receivable	45,321	99,391

	$ 457,918	$ 562,558

3.

Bank loan:

In May 2004, the company negotiated a line of credit of $150,000 with its bank. The line of credit bears interest at prime plus 2.5% per annum, is due on demand, and is secured by the Company’s accounts receivables from customers in China, which, in turn, are insured by the Export Development Corporation. At March 31, 2005, $110,000 of the line of credit was utilized.

4.

Loans payable to related parties:

The loans payable are due to directors of the Company, bear interest at 12% per annum, are due on demand and are secured by a subordinated general security agreement.

5.

Government grants:

Included as a reduction of general and administrative expenses are government grants of $25,000 (2004 – $34,989), relating to the Company's publishing projects.

6.

Segment information:

The Company operates as an international business and has no distinct reportable business segments.

The Company develops, publishes, distributes and licenses book, audio/video cassettes, CD- based product and supplemental product for English language learning for the educational school and retail bookstore market in China and for educational school market in Canada.

The Company's revenue by geographic region based on the region in which the customer is located is as follows:

For the three months ended March 31	2005	2004

Canada	$ 5,474	$ 7,624
China	-	-

	$ 5,474	$ 7,624

Substantially all of the Company's identifiable assets as at March 31, 2005 and December 31, 2004 are located in Canada.

7.

Reconciliation of Canadian and United States generally accepted accounting principles ("GAAP"):

These consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada. Except as set out below, these financial statements also comply, in all material aspects, with the United States generally accepted accounting principles.

The following tables reconcile results as reported under Canadian GAAP with those that would have been reported under United States GAAP.

Statements of Operations:

Three months ended March 31	2005	2004

Loss for the period - Canadian GAAP	$ (256,630)	$ (201,329)
Impact of United States GAAP and adjustments:
Amortization of development costs	33,838	33,838
Amortization of software development costs	-	10,349
Share issued costs	-	(47,689)
Effect of change in accounting policy	-	(8,842)
Loss for the Period – United States GAAP	$ (222,792)	$ (213,673)

The cumulative effect of these adjustments on the consolidated shareholders' equity of the Company is as follows:

	March 31, 2005	December 31, 2004

Shareholders’ equity based on Canadian GAAP	$ 710,582	$ 938,474
Development costs	(170,235)	(204,073)
Compensation expense	(243,250)	(243,250)
Effect of change in accounting policy (note 1(b))	-	(8,842)
Shareholders’ equity – United States GAAP	$ 297,097	$ 482,309

Under US GAAP, the amounts shown on the consolidated balance sheets for development costs and software development costs would be $293,999 (December 2004: $285,254)

8.

Comparative figures:

Certain comparative figures have been reclassified to conform with the financial statement presentation adopted in the current period. Additionally, the comparatives have been amended to reflect the change in application of accounting policy for revenue recognition for the interim periods.